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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549-1004

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 18, 2002

Network Access Solutions Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-25945 (Commission File Number)	54-1738938 (IRS Employer Identification No.)
13650 Dulles Technology Drive Herndon, VA (Address of Principal Executive Offices)	20171 (Zip Code)
Registrant's telephone number, including area code (703) 793-5000

Item 5. OTHER EVENTS.

        On September 28, 2001, we received a notice of acceleration from Lucent Technologies, Inc., or Lucent, demanding payment of principal and interest of $2.4 million related to a note payable. On October 4, 2001, we filed a Demand of Arbitration with the American Arbitration Association concerning various claims against Lucent regarding the Ascend Communications, Inc./ Lucent Technologies, Inc. Purchase and Sale Agreement, or the Lucent Agreement. The demand asserted breach of contract for failure to place equipment purchases on capital leases, as required by the Lucent Agreement. In addition, the demand asserted breach of contract for failure to provide equipment that materially conforms to the specifications in the Lucent Agreement. Finally, the demand asserted breach of contract for failure to correct accounts receivable records on credits and returns, and requested accounting for certain invoices. As part of the demand, we asked to be relieved of our obligations under the Lucent Agreement, including accounts payable of $0.8 million and notes payable and accrued interest of $2.4 million, and other related damages to be proven in the arbitration. Lucent filed a counterclaim against us seeking recovery of the amounts due and owing under the Lucent Agreement and a related promissory note.

        Subsequent to the filing of Lucent's counterclaims, we filed for bankruptcy protection. As a result, Lucent's counterclaims were automatically stayed pursuant to the Bankruptcy Code. Lucent did not move to lift the stay prior to the arbitration hearing that was held in July and August 2002, and Lucent's counterclaims therefore were not part of the case.

        Prior to the arbitration hearing, the parties resolved our claims regarding Lucent's failure to correct accounts receivable records on credits and returns and the accounting for certain invoices. Thus, the only claims before the arbitrator at the hearing were our claims for breach of the Lucent Agreement for (i) Lucent's failure to place certain equipment purchases on capital leases as required by the Lucent Agreement and (ii) Lucent's failure to provide equipment that materially conforms to the specifications in the Lucent Agreement.

        On October 18, 2002, the arbitrator found in our favor on both claims, awarding us approximately $13 million in damages for the claim regarding the equipment's failure to materially conform to specifications and declaring that we were relieved of all of our financial obligations to Lucent.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Network Access Solutions Corporation

By:	/s/ WILLIAM R. SMEDBERG
	Name:	William R. Smedberg
	Title:	Executive Vice President, Secretary, and Treasurer

Dated: November 7, 2002

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  Item 5. OTHER EVENTS.
SIGNATURE